Exhibit 99.2
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante (Investors/Media)	Justin Jackson/Kathy Nugent (Media)
631-962-2043	212-213-0006
Kim Wittig (Media)
631-962-2135
OSI PHARMACEUTICALS INITIATES CLINICAL
DEVELOPMENT PROGRAM FOR ANTI-OBESITY
CANDIDATE, PSN602
MELVILLE, NEW YORK- June 19, 2008 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that it has initiated the first-in-human clinical study of its development compound PSN602. Discovered by OSI’s diabetes and obesity team, PSN602 is an oral dual serotonin and norepinephrine reuptake inhibitor and 5-HT1A agonist, being developed for the treatment of obesity. PSN602 is the first clinical candidate to emerge from the Company’s research efforts in obesity.
“Our research efforts are focused on designing innovative, next-generation, small molecule compounds to provide safer or more effective options for the treatment of type 2 diabetes and obesity,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “We believe that not only does PSN602 have the potential to have a favourable side-effect profile relative to current therapies for obesity, but also the potential to provide greater efficacy.”
The double-blind, placebo-controlled, ascending, single and multiple, oral dose study is designed to provide preliminary information on the safety, tolerability and pharmacokinetics of PSN602 in healthy lean and overweight/obese subjects, as well as on the effects of PSN602 on appetite and food intake in healthy overweight/obese subjects.
Background
OSI’s research showed, in preclinical in vivo models, that PSN602 was at least as effective at reducing body weight as a high dose of the anti-obesity agent sibutramine, with a more favourable cardiovascular profile, supporting the hypothesis that the 5-HT1A agonism component of PSN602 could potentially counterbalance the undesirable cardiovascular activity seen with sibutramine.
About Obesity
Obesity is a state of excess body fat. The World Health Organization expresses the prevalence of obesity by using body mass index (BMI), a simple index of weight-for-height that classifies underweight, overweight and obesity in adults. Obesity has reached epidemic proportions globally with more than 1 billion adults overweight, of which at least 300 million are clinically obese. Excess weight and obesity lead to adverse metabolic effects on blood pressure, lipid levels and insulin resistance and thus pose a major risk for serious chronic diseases, including hypertension, type 2 diabetes and cardiovascular disease. In addition, obesity increases the risk of respiratory difficulties, chronic musculoskeletal problems, infertility, gall bladder disease and certain forms of cancer.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit <http://www.osip.com>.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.